Exhibit 10.2

Memorandum of Amendment

Warrantee Inc. (hereinafter referred to as "Warrantee") and Paygene Co., Ltd. (hereinafter referred to as "Paygene") have concluded an agency agreement (hereinafter referred to as "Original Contract") dated April 1, 2021, as follows. In order to change the Original Contract, a memorandum of amendment (hereinafter referred to as "Memorandum") will be concluded as follows.

Article 1 (Matters to be checked)

Warrantee and Paygene mutually confirm that the Original Contract is valid from the time of the conclusion of the contract to the end of December 2021 based on Article 9 (validity period) of the original contract.

Article 2 (Change of original contract in the future)

As of January 1, 2022, Warrantee and Paygene agree to change Article 9 (validity period) of the Original Contract for the future as follows. However, in any case, the validity of the Original Contract from the time of the conclusion of the contract as stipulated in the preceding article to the end of December 2021 will not be impaired, and the Original Contract will not be changed otherwise.

(Before the change)

Article 9 (Validity Period)

The term of this Agreement shall be one month from the date of the execution of this Agreement. However, the term of this Agreement shall be extended for another one month unless either Paygene or Warrantee notifies to the other party of its intent not to extend at least one month prior to the expiration date, and the same shall apply thereafter.

(After the change)

Article 9 (Validity Period)

The term of this Agreement will be from January 1, 2021, to the end of December 2022. However, the term of this Agreement shall be extended for another year unless either Paygene or Warranty notifies to the other party of its intent not to extend at least one month prior to the expiration date, and the same shall apply thereafter.

Article 3 (Application of other provisions)

All other provisions of the Original Contract excluding Article 9 shall apply in the same way.

Article 4 (Matters outside the provisions)

If any matter not stipulated in this Memorandum or any doubt about the interpretation of this Memorandum arises, Paygene and Warrantee shall resolve it after consultation in good faith.

Article 5 (Agreement jurisdiction and governing law)

If a dispute arises regarding this Memorandum, the Tokyo District Court shall be the exclusive agreement jurisdictional court of the first instance. This Memorandum shall be construed in accordance with Japanese law.

(Blank below)

In order to prove the conclusion of this Memorandum, two copies of this document will be prepared, and one copy will be held with the signature of Warrantee and Paygene.

December 22, 2021

Warrantee	2-4-1 Doshomachi, Chuo-ku, Osaka-shi, Osaka KITAHAMA CRAFT Room 1103
Warrantee Inc.
Managing Director Shouno Yusuke [Stamped Seal]

Paygene	1-25-2 Komaba, Meguro-ku, Tokyo Prestige Komaba Room 206
Paygene Co., Ltd.
Managing Director Matsuki Seira [Stamped Seal]

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